Exhibit 10.2

Form with Full Acceleration Upon Qualifying Termination

CASA SYSTEMS, INC.

Restricted Stock Unit Agreement (Performance Vested)

2017 Stock Incentive Plan

NOTICE OF GRANT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between Casa Systems, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.Agreement Date

Date:

II.Participant Information

Participant:
Participant Address:

III.Grant Information

Grant Date:
Number of Restricted Stock Units:
Beginning Price of Common Stock:

IV.Vesting Table

The Restricted Stock Units will be subject to performance-based vesting as set forth on Exhibit B.  All vesting is dependent upon the Participant continuing to provide services to the Company, as provided herein.

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:  Exhibit A (General Terms and Conditions) and Exhibit B (Vesting Criteria)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.  By executing this Notice of Grant, the Participant hereby acknowledges that the Participant has read this Notice of Grant and the terms and conditions in the following exhibits, has received and read the Plan, and understands and agrees to comply with the terms and conditions of this Agreement and the Plan.

CASA SYSTEMS, INC. __________________________ Name: Title:	PARTICIPANT __________________________ Name:

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Restricted Stock Unit Agreement (Performance Vested)

2017 Stock Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.Award of Restricted Stock Units.

In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2017 Stock Incentive Plan (the “Plan”), an award with respect to the number of restricted shares units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.Vesting.

(a)The RSUs shall vest in in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).

(b)Upon the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7.  The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.  Notwithstanding anything herein to the contrary, in the sole discretion of the Board, the Company may, with respect to any applicable vesting date of the RSU, deliver to the Participant cash having a fair market value equal to the number of shares of Common Stock underlying the portion of the RSU that vested on such date, payable within 30 days of the vesting date, less applicable taxes.

3.Forfeiture of Unvested RSUs Upon Cessation of Service.

Except as otherwise provided in Exhibit B, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation.  The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto.  If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

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4.Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.Rights as a Shareholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6.Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.Tax Matters.

(a)Acknowledgments; No Section 83(b) Election.  The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs.

(b)Withholding.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs.  On each vesting date (or other date or time at which the Company is required to withhold taxes associated with the RSUs), the Company will retain from the shares of Common Stock otherwise issuable on such date a number of shares having a fair market value (as determined by the Company in its sole discretion) equal to the Company’s minimum statutory withholding obligation.  If the Company is unable to retain sufficient shares of Common Stock to satisfy such tax withholding obligations, the Participant acknowledges and agrees that the Company or an affiliate of the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld for taxes relating to the RSUs.  The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made and if such withholding taxes cannot be timely satisfied, then the Participant shall forfeit the RSUs and have no further rights with respect to the award.

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8.Miscellaneous.

(a)Authority of Board.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors of the Company (the “Board”) shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  Consistent with the terms of the Plan, the Board may delegate any or all of its powers with respect to the matters covered by this Agreement to one or more committees or subcommittees of the Board.  All references herein to the Board shall mean the Board or any such committee or subcommittee.  All decisions and actions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on the Participant.

(b)No Right to Continued Service.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to  the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c)Section 409A.  The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”).  The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(d)Participant’s Acknowledgements.  The Participant acknowledges that he or she:  (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(e)Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

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Restricted Stock Unit Agreement (Performance Vested)

2017 Stock Incentive Plan

EXHIBIT B

VESTING CRITERIA

The RSUs shall vest based upon the Company’s level of achievement of either or both of the Relative Total Shareholder Return and Absolute Stock Price Performance objectives for the Performance Period (each as defined herein) as set forth below.  For the avoidance of doubt, no more than 100% of the number of RSUs set forth in the Notice of Grant may vest for the Performance Period.

Any RSUs that have not vested as of the day that the Board certifies the level of achievement of the Relative Total Shareholder Return objective at the end of the Performance Period shall be forfeited for no consideration and the Participant shall have no further rights with respect thereto.  Except as provided in Section 3 below, the Participant must continue to perform services to the Company as of the applicable vesting date in order for the RSUs to vest.

1.Relative Total Shareholder Return

The level of achievement of the “Relative Total Shareholder Return” objective will be determined based on the Company’s total shareholder return (“TSR”) over the Performance Period (as defined below) relative to the TSR over the Performance Period of the companies in the Russell 2000 Index.  The Company’s performance shall be measured based on the percentile ranking of such performance within the 2000 companies in the Russell 2000 Index plus the Company.

“TSR” shall be calculated on a per-share basis for the Company and each member of the Russell 2000 as the quotient of (a) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (b) the Beginning Price, where:

(i)“Ending Price” means the average closing stock price of one share of the applicable common stock over the five (5) trading days immediately preceding last day of the Performance Period.

(ii)“Dividends per Share Paid” means cumulative dividends per share of the applicable common stock paid by the Company or member of the Russell 2000, as applicable, during the Performance Period. Dividends are assumed to be reinvested.

(iii)“Beginning Price” means the average closing stock price of one share of the applicable common stock over the five (5) trading days immediately preceding the first day of the Performance Period.  The Beginning Price of the Common Stock is set forth in the Notice of Grant.

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The TSR for the Company and each member of the Russell 2000 shall be adjusted to take into account stock splits, reverse stock splits, and special stock dividends that occur during the Performance Period.

“Performance Period” means the three-year period beginning on the Agreement Date set forth in the Notice of Grant and ending on the third anniversary of the Agreement Date.

The RSUs shall vest on the day that the Board certifies the level of achievement of the Relative Total Shareholder Return objective as set forth in the table below and provided that the Participant has remained in continuous service to the Company through such certification date (except as set forth in Section 3 below).

Level of Achievement of Relative Total Shareholder Return	Percentage of RSUs That Vest
Top Quartile	100% of RSUs
Second Quartile	66% of RSUs
Third Quartile	33% of RSUs
Fourth Quartile	0% of RSUs

For the avoidance of doubt, there shall be no linear interpolation between the levels of achievement of Relative Total Shareholder Return.  In the event that the calculation of the number of RSUs that vest based on the above table results in a fractional share, the number of RSUs shall be rounded down to the nearest whole share.

The number of RSUs that vest based upon achievement of the Relative Total Shareholder Return objective at the end of the Performance Period shall be reduced (but not below zero) by the number of RSUs (if any) that have previously vested under the Absolute Stock Price Performance objective during the Performance Period.  If the number of RSUs that have previously vested under the Absolute Stock Price Performance objective during the Performance Period exceeds the number of RSUs that would vest based on the above table upon achievement of the Relative Total Shareholder Return objective at the end of the Performance Period, no additional RSUs shall vest at the end of the Performance Period and any RSUs that have not previously vested shall be forfeited for no consideration and the Participant shall have no further rights with respect thereto.

2.Absolute Stock Price Performance

Notwithstanding Section 1 above, the RSUs shall immediately vest as set forth in the table below if the Absolute Stock Price Performance objective is achieved (as certified by the Board in writing) as of any day during the period beginning on the Agreement Date and ending on the day prior to the last day of the Performance Period. The “Absolute Stock Price Performance” objective will be achieved if, at any point during such period, the closing price of the Common Stock has appreciated by the specified percentage set forth in the table below over the Beginning Price and such appreciation is sustained for a period of 30 consecutive days beginning on or after the Agreement Date and ending on the day prior to the last day of the Performance Period.  The Participant must have been in continuous service through the date of the Board’s certification of the achievement of the Absolute Stock Price Performance objective in order for any RSUs to vest, except as set forth in Section 3 below.

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Level of Achievement of Absolute Stock Price Performance	Percentage of RSUs That Vest
Appreciation by 25% Over Beginning Price	25% of RSUs
Appreciation by 50% Over Beginning Price	50% of RSUs
Appreciation by 75% Over Beginning Price	75% of RSUs
Appreciation by 100% Over Beginning Price	100% of RSUs

If a specified level of Absolute Stock Price Performance is achieved and subsequently during the same Performance Period, a higher level of Absolute Stock Price Performance is achieved, only the additional incremental percentage of RSUs shall vest.  For example, if the 25% goal is achieved during the first year of the Performance Period, 25% of the RSUs will vest at such time.  If the 50% goal is achieved during the second year of the Performance Period, an incremental additional 25% of the RSUs will vest, for a total vesting of 50% of the RSUs.  Each specified level of achievement of Absolute Stock Price Performance may only be achieved once during the Performance Period.  For the avoidance of doubt, there shall be no linear interpolation between the levels of achievement of Absolute Stock Price Performance.  In the event that the calculation of the number of RSUs that vest based on the above table results in a fractional share, the actual number of RSUs that vest shall be rounded down to the nearest whole share.

3.Termination of Service

If, prior to the end of the Performance Period, the Participant’s service with the Company is terminated by the Company without Cause, by the Participant for Good Reason, or as a result of the Participant’s death or Disability (each as defined below), the RSUs shall vest as to 100% of the number of RSUs set forth in the Notice of Grant (reduced by the number of RSUs that have already vested pursuant to Section 1 or 2 above as of the date of such termination).

“Cause” shall mean (i) if the Participant is party to an employment or similar agreement with the Company that contains a definition of “Cause” for termination of service, the meaning ascribed to such term in such agreement, or (ii) (A) willful misconduct by the Participant or (B) willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company).  “Cause” shall be determined by the Company, which determination shall be conclusive.  The Participant’s employment or other service shall be considered to have been terminated for “Cause” if the Company determines, within 30 days of the Participant’s resignation, that termination for Cause was warranted.

“Disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986.

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“Good Reason” shall mean (i) if the Participant is party to an employment or similar agreement with the Company that contains a definition of “Good Reason” for termination of service, the meaning ascribed to such term in such agreement, or (ii) (A) a material diminution in the Participant’s base salary; (B) a material diminution in the Participant’s authority, duties or responsibilities; or (C) a material change in geographic location at which the Participant performs services. A termination of service shall not be a termination for Good Reason unless the termination is in accordance with the following series of actions: (i) the Participant reasonably determines in good faith that Good Reason exists, (ii) the Participant notifies the Company in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Participant cooperates in good faith with the Company’s efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist and (v) the Participant terminates his or her employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed.

4.Change in Control

In the event of a Change in Control (as defined below) during the Performance Period pursuant to which consideration is received by holders of Common Stock, the Performance Period shall be deemed to end upon the closing date of the Change in Control and the RSUs shall vest upon the closing of the Change in Control with respect to the greater of (i) the number of RSUs that would vest under the Relative Total Shareholder Return objective using the price to be paid to holders of Common Stock in connection with the Change in Control as the Ending Price for the Company and (ii) the number of RSUs that would vest under the Absolute Stock Price Performance objective using the price to be paid to holders of Common Stock to determine the appreciation over the Beginning Price, in each case as determined by the Board.

For the avoidance of doubt, in no event may more than 100% of the RSUs subject to this award vest upon the Change in Control.  The number of RSUs that would vest upon the Change in Control based on the level of achievement of the Relative Total Shareholder Return objective and/or the Absolute Stock Price Performance objective shall be reduced by the number of RSUs (if any) that previously vested during the Performance Period under the Absolute Stock Price Performance objective.

“Change in Control” shall mean any of the following events provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i): the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

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